a. ALEXANDRE VAMVAKIDES
GREEK PATENT No: 1002616, FEBRUARY 20, 1997
APPLICATION No: 960100061 FEBRUARY 21, 1996

ABSTRACT OF THE DISCLOSURE

Synthesis of the novel and original molecule Tetrahydro - N,N - dimethyl - 2,2 - diphenyl - 3 - furanemethanamine (AE 37), with anticonvulsant, antidepressant and nootropic activity.

The invention relates to the synthesis and the method of synthesis of molecules of a novel formula.

The method consisted to the production of lactonic acids which are converted to carbonyl chlorides and amides. The latter were reduced to aminodiols which give the final new molecules after cyclization under appropriate conditions.

The method is applicated for the obtention of anticonvulsant, antidepressant and nootropic pharmaceuticals.

The chemical formula is : Tetrahydro - N,N - dimethyl - 2,2 - diphenyl - 3 - furanemethanamine.

D

FIELD OF THE INVENTION

1. Method of synthesis of the molecule : Tetrahydro - N.N - dimethyl - 2.2 - diphenyl - 3 - furanemethanamine which exhibit anticonvulsant, antidepressive and nootropic activity.

The method of synthesis is characterized by the following steps :

a) The conversion of lactonic acids to carbonyl chlorides and amides.

b) The reduction of amides to aminodiols.

c) The cyclization of the aminodiols under appropriate conditions.

2. Uses of the molecule : Tetrahydro - N.N - dimethyl - 2.2 - diphenyl - 3 - furanemethanamine uses ensued from the field 1 of the invention for the preparation of pharmaceuticals with anticonvulsant, antidepressive and nootropic activity.

DESCRIPTION OF THE INVENTION

Synthesis and method of synthesis of the molecule AE 37 with anticonvulsant, antidepressive and nootropic activity.

The present invention relates to the synthesis and the production by the described method of the synthesis of a new and original molecule with anticonvulsant, antidepressive and nootropic activity.

The antiepileptics actually used have a negative effect on memory and cognition. None of them exhibit simultaneously anticonvulsant, antidepressant and nootropic activity.

The present invention consist to the synthesis of the molecule : Tetrahydro - N.N - dimethyl - 2.2 - diphenyl - 3 - furanemethanamine as follow (Scheme 1) :

The reaction of the benzophenone with succinic anhydride in the presence of zinc chloride and triethylamine afforded the acids, which were converted into their carbonyl chlorides by treatment with thionyl chloride.

The action of dimethylamine or piperidine on the chlorides led to the amides which were then reduced with $LiAlH_4$ to the aminodiols.

Jones oxidation of the aminodiols resulted in the aminolactones, whereas the cyclisation by refluxing in benzene in the presence of p- toluenesulphonic acid provided the AE37.

(Refluxing during 5 hours with continuous removal of water via a Dean - Stark trap).

Hydrochloride Mp : 224 - 225 C.

The Scheme 1 reported analytically the methodology followed :

After the initial reaction (1) lactonic acids were obtained in (2), carbonyl chlorides in (3), amides in (4), aminodiols in (5), aminolactones in (6) and AE 37 in (7).

AE37, as all β-aminolactones (6 of the scheme 1) or the α-aminolactones and their tetrahydrofuran analogs, displayed anti-GABA ergic action, but in contrast, on the in vivo experiments with mice or rats, no antiglycinergic (A) activity was observed.

Atropine precipitated the convulsions induced by AE37 when the latter was administered in very high (toxic) doses (up to 200 mg/kg, i.p.).

Binding studies showed a strong displacement of [$_3$ H] DIOXO and [$_3$ H] QNB by AE37 (with IC50 of 0.28 or 0.48 μM respectively). These data demonstrated a very significative agonistic action (partial agonism) on the muscarinic receptors. This action could, on the basis of recent theoretical works, indirectly stimulate the glutamatergic neuromediation in the brain (via cholinergic or B-glycinergic mechanism).

In good agreement with the above-mentioned pharmacological and biochemical results, AE37 exhibited strong nootropic action in the passive avoidance (step-down) test on mice, from 0,3 to 30 mg/kg p.o.) (p.o. toxicity in mice appeared up to 300 mg/kg).

On the other hand, and in good agreement with an indirect B-glycinergic action of AE37 we found a strong anticonvulsant activity on the maximal electro-shock test (MES) on mice with an (ED50) of 17,5 mg/kg (p.o.) 1 hour after AE37 and 15 mg/kg (p.o.) 4 hours after AE37 (therapeutic index $\simeq$ 1/20).

Ae37 also exhibited a strong antidepressive action in the forced swim test on mice.

Finally, β-Aminolactones (6 in the scheme 1), their isomeric α-Aminolactones and the tetrahydrofuran analogs of the latter exhibited weaker anticonvulsant action in the MES test of mice. However the tetrahydrofuran analogs on the α-

concentration was: 1 µM ≤ IC50 < 10 µM. Binding data also showed that AE14 is a mixed σ1 /σ2 agonist with an IC50 = 1µM. In good agreement with its molecular profile, AE14 exhibited an original pharmacological profile, actually unique. Its selective muscarinic M1 agonism originate the strong promnesient activity observed in the passive avoidance «step-down» test in mice: full action from 0,3 mg/Kg (po). Analysis of the [^{3}H]NMS displacement by AE14 suggested its action on the orthosteric and allosteric sites of muscarinic receptors, while actions on sodium channel or 5-HT2 receptors operated allosterically, via sigma-like sites, and mainly orthosterically on a1 adrenoceptors.

On the other hand, AE14, by its M2 autoreceptor antagonism, reinforces the acetylcholine release in the brain and by its M2/M3 antagonism in the periphery, exerted its promnesient effect without any unwanted cholinergic effect, which appeared at doses more than 50 folds the ED100=3 mg/Kg (po).

In relation to its sigma/sodium ionic channel inhibitory control AE14 is a very efficient anticonvulsant (ED50=19 mg/Kg (po) against the PTZ induced tonic convulsions and ED50=45 mg/Kg (po) against the MES induced tonic crises), active against brain ischaemias and, in association with its very selective M1 agonism, a putative high efficiency neuroregenetative drug against the neurodegenerative evolution of Multiple sclerosis, demences, tardive Parkinson's disease and other neurodegenerative diseases. Its 5-HT2 effects (antiagregant on platelets and antivasoconstrictive) are an important component against the chronic evolution of the aforementioned diseases.

An outstanding modulatory action of AE14 -related to the aforementioned synergistic muscarinic/sigma/sodium channel effects, exerced allosterically and with high efficacy (especially on muscarinic receptors)- was observed on the psychoactive sphere with an effect


1)
ZnCl2 / Et3N
CH2Cl2
2) H2O-HCl
SOCl2
R2NH/THF
1) LiAlH4
THF
2) H2O-OH
Jones reagent
TsOH, C6H6
1
2
3
4
5
6
7

Ar = C_6H_5 . R_2N = $(CH_3)_2N$, Hydrochloride Mp = 224 – 225°C

Scheme 1